Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

Viveon Health Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price(4)		Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.0001 per share (2)(3)(4)	457(f)(2)	24,119,424	$0.000333	$8,031.77		0.0000927	$0.75
	Equity	Common Stock, par value $0.0001(2)(3)(4)	457(f)(2)	474,586	$0.000333	$158.04		0.0001102	$0.017
	Equity	Stock Options (3)(5)	457(i)	664,198	-		(6)
	Equity	Common Stock, par value $0.0001 per share, underlying Stock Options (3)(4)(7)	457(f)(2)	664,198	$0.000333	$221.18		0.0000927	$0.03
		Common Stock, par value $0.0001 per share	457(f)(2)	12,000,000	$0.000333	$3,996		0.0000927	$0.37
			Total Offering Amounts			$12,406.99		0.0000927	$1.15
Fees Previously Paid			Total Fees Previously Paid						$1.15
			Net Fee Due						$0

(1)	All securities being registered will be issued by Viveon Health Acquisition Corp., a Delaware corporation (“Viveon”). In connection with the agreement and plan of merger, dated as of January 12, 2022, as amended as of February 9, 2022 (the “Merger Agreement”), by and among Viveon, Viveon Health Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Viveon (“Merger Sub”) and Suneva Medical, Inc. (“Suneva”), and the business combination described in this registration statement and the enclosed prospectus (the “Business Combination”), among other things, Merger Sub will merge with and into Suneva (the “Merger”) with Suneva surviving the Merger as a wholly owned subsidiary of Viveon. In addition, in connection with the consummation of the Business Combination, Viveon will be renamed “Suneva Holdings, Inc.” In accordance with the terms and subject to the conditions of the Merger Agreement, immediately prior to the effective time of the Merger (the “Effective Time”), each issued and outstanding share of Suneva’s capital stock (other than any such shares of Suneva capital stock cancelled as described in this proxy statement/prospectus), will be converted into the right to receive (1) share of Common Stock at the Conversion Ratio (as hereinafter defined), and (2) shares of Earnout Consideration as, and subject to the contingencies, described in this proxy statement/prospectus. Each Suneva option will convert into options to purchase Common Stock and each Suneva warrant and convertible note will be treated in accordance with their respective terms.

(2)	Represents shares of Viveon Common Stock issuable in exchange for all outstanding shares of Suneva common stock, par value $0.001 per share, in connection with the Merger, including the Suneva Common Stock issuable upon conversion of Suneva preferred stock, warrants, and convertible notes.

(3)	Pursuant to Rule 416(a), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act. Suneva Medical, Inc. is a private company, no market exists for its securities, and has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the securities expected to be exchanged in the Business Combination.

(5)	Represents Suneva stock options converted in the Merger into options to purchase Viveon Common Stock.

(6)	The maximum number of stock options and shares of Viveon Common Stock issuable upon exercise of the stock options are being simultaneously registered hereunder. Accordingly, the registration fee with respect to such stock options has been allocated to the shares of Viveon Common Stock underlying such stock options and those shares of Viveon Common Stock are included in the registration fee as calculated in footnote (7).

(7)	Represents Viveon Common Stock underlying stock options issued in the Merger.

(8)	Represents the maximum potential number of earn-out shares issuable to Suneva stockholders pursuant to certain triggers described in the proxy statement/prospectus.